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                                                                    Exhibit 21.1


                        Subsidiaries of the Registrant

                                                        State or Other Jurisdiction             Names Under Which
                                                           of Incorporation or                 Such Subsidiary Does
Name of Subsidiary                                             Organization                          Business
- -----------------------------------------   -----------------------------------------   -----------------------------------------
Stationery House Inc. VIP Division                              Delaware                                (1)

Williamhouse of California, Inc.                                Colorado                                (1)

The Precious Collection, Inc.                                     Texas                                 (1)

Regency Sonnell Greetings, Inc.                                 California                              (1)

Regency Thermographers, Inc.                                    Delaware                                (1)

Regency Thermographers of California, Inc.                      California                              (1)

Regency Thermographers of Illinois, Inc.                         Illinois                               (1)

Regency Thermographers of Washington, Inc.                       Washington                             (1)

Notepad Funding Corporation                                      Delaware                               (1)

American Office Products, Inc.                                   Michigan                               (1)

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(1)  In addition of their actual names, the subsidiaries may do business under the following names: Ampad; Regency; Williamhouse and Williamhouse-Regency.